EXHIBIT 99.1

Hanmi Reports Fourth Quarter 2020 Results

2020 Fourth Quarter and Full Year Highlights:

  Fourth quarter net income of $14.3 million, or $0.47 per diluted share, down 12.3% from $16.3 million, or $0.53 per diluted share from the prior quarter; full year 2020 net income of $42.2 million, or $1.38 per diluted share, up 28.7% from $32.8 million, or $1.06 per diluted share in 2019.
  Loans receivable of $4.88 billion, up 4.0% in the fourth quarter on an annualized basis reflecting $327.8 million of new loan and lease production; loans receivable were up 5.9% year-over-year.
  Deposits of $5.28 billion, up 6.4% in the fourth quarter on an annualized basis and up 12.3% year-over-year driven by an increase of $507.1 million in noninterest-bearing demand deposits; cost of interest-bearing deposits fell 23 basis points from the prior quarter.
  Credit loss expense was $5.1 million, compared with $0.04 million for the prior quarter and the allowance for credit losses was 1.85% of loans at December 31, 2020, or 1.97% excluding Paycheck Protection Program (PPP) loans.
  Nonperforming assets were 1.38% of total assets at December 31, 2020 compared with 1.07% at September 30, 2020; modified loans declined 73.1% in the fourth quarter to $155.6 million or 3.2% of loans.
  Fourth quarter net interest income was $46.9 million, up 2.8% from the prior quarter; fourth quarter prepayment penalties were $0.8 million compared with $1.3 million for the prior quarter. For the full year, net interest income was $180.9 million, up 2.9% from $175.9 million last year.
  Fourth quarter net interest margin was 3.13% (3.18% excluding PPP loans), unchanged from the prior quarter; net interest margin for the full year was 3.19% (3.23% excluding PPP loans) compared with 3.37% last year.
  The efficiency ratio for the fourth quarter was 55.53% compared with 56.73% for the prior quarter. The efficiency ratio for full year 2020 was 53.15% (58.63% excluding securities gains and deferred PPP loan origination costs) compared to 61.89% for the prior year.
  Hanmi remained well capitalized with a Total risk-based capital ratio of 15.29% and a Common equity Tier 1 capital ratio of 11.60% at December 31, 2020; tangible common equity to tangible assets ratio was 9.13% (9.59% excluding PPP loans) at year-end.

  For more information about Hanmi’s response to the COVID-19 pandemic, including detail regarding participation in the PPP, loan deferrals, including a breakdown by loan type and industry, as well as detail concerning Hanmi’s loan exposure to higher impacted industries, please see the Q4 2020 Investor Update (and Supplemental Financial Information), which is available on the Bank’s website at www.hanmi.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

LOS ANGELES, Jan. 26, 2021 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC, or “Hanmi”), the parent company of Hanmi Bank (the “Bank”), today reported net income for the 2020 fourth quarter of $14.3 million, or $0.47 per diluted share, compared with $16.3 million, or $0.53 per diluted share for the 2020 third quarter and $3.1 million, or $0.10 per diluted share for the 2019 fourth quarter.

For the 2020 year, net income was $42.2 million, or $1.38 per diluted share, compared with $32.8 million, or $1.06 per diluted share, for 2019.

Bonnie Lee, President and Chief Executive Officer, said, “In a year of unprecedented operating challenges and economic uncertainty, Hanmi completed 2020 with a strong performance in the fourth quarter highlighted by excellent loan production, stable net interest margin and careful expense management. Total loan and lease production of $327.8 million increased more than 27% from the prior quarter and contributed to the 5.9% growth in loans and leases for the full year. Fourth quarter net interest margin—or NIM—remained stable at 3.13% as we were able to offset declining loan yields through lower deposit costs. Overall, we were successful in protecting NIM throughout the year. I was also pleased by our cost reduction measures that led to a year-over-year decline in noninterest expense of 9.3% for the fourth quarter and 5.4% for the full year. In combination, these efforts generated full-year net income of $42.2 million, an increase of 28.7% over the prior year.”

Ms. Lee continued, “Throughout the pandemic, we have focused on helping our borrowers affected by the crisis through loan modifications and these efforts have been very successful in protecting the value of our portfolio. I continue to be very pleased with the trends of the modified portfolio, which has declined significantly from the prior quarter and now represents just 3.2% of our loans. I am also very proud of our efforts earlier in the year originating loans under the federal government’s Paycheck Protection Program that included almost 3,100 loans totaling nearly $309 million to assist affected customers. Overall, we remain very committed to proactive asset management and helping our borrowers weather the crisis while minimizing future charge-offs.”

Ms. Lee concluded, “Much was accomplished in 2020 and I thank our entire team for their dedication and commitment. Looking ahead, our solid balance sheet and capital position coupled with our strong loan and deposit franchise, gives me confidence that we will deliver profitable growth as we remain cautiously optimistic that the economy will continue to improve.”

Quarterly Highlights
(Dollars in thousands, except per share data)

	As of or for the Three Months Ended					Amount Change
	December 31,	September 30,	June 30,	March 31,	December 31,	Q4-20	Q4-20
	2020	2020	2020	2020	2019	vs. Q3-20	vs. Q4-19

Net income	$14,326	$16,344	$9,175	$2,350	$3,084	$(2,019)	$11,242
Net income per diluted common share	$0.47	$0.53	$0.30	$0.08	$0.10	$(0.06)	$0.37

Assets	$6,201,888	$6,106,782	$6,218,163	$5,617,690	$5,538,184	$95,106	$663,704
Loans receivable	$4,880,168	$4,834,137	$4,825,642	$4,543,636	$4,610,148	$46,031	$270,020
Deposits	$5,275,008	$5,194,292	$5,209,781	$4,582,068	$4,698,962	$80,715	$576,046

Return on average assets	0.92%	1.08%	0.63%	0.17%	0.22%	-0.16	0.70
Return on average stockholders' equity	10.01%	11.74%	6.73%	1.69%	2.15%	-1.73	7.86

Net interest margin	3.13%	3.13%	3.15%	3.36%	3.32%	0.00	-0.19
Efficiency ratio (1)	55.53%	56.73%	41.51%	61.89%	67.31%	-1.20	-11.78

Tangible common equity to tangible assets (2)	9.13%	9.05%	8.63%	9.65%	9.98%	0.09	-0.85
Tangible common equity per common share (2)	$18.41	$17.95	$17.47	$17.67	$17.90	$0.45	$0.51

(1) Noninterest expense divided by net interest income plus noninterest income.
(2) Refer to "Non-GAAP Financial Measures" for further details.

Results of Operations
Net interest income was $46.9 million for the fourth quarter of 2020 compared with $45.6 million for the third quarter of 2020, an increase of 2.8%, or $1.3 million, primarily due to lower interest expense on deposits. Fourth quarter deposit interest expense decreased 24.2%, or $1.7 million, from the preceding quarter driven by a 23 basis point reduction in the average rate paid on interest-bearing deposits. Interest and fees on loans decreased 0.4%, or $0.2 million, from the preceding quarter reflecting an 8 basis point reduction in average yields. Fourth quarter loan prepayment penalties were $0.8 million compared with $1.3 million for the third quarter.

Net interest income of $180.9 million for the full year of 2020 increased 2.9%, or $5.0 million from $175.9 million for the full year of 2019. The year-over-year increase in net interest income reflects an 81 basis point decrease in the average rate paid on interest-bearing deposits offset by a 78 basis point decrease in the average yield on interest-earning assets.

	As of or For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-20	Q4-20
Net Interest Income	2020	2020	2020	2020	2019	vs. Q3-20	vs. Q4-19

Interest and fees on loans receivable(1)	$52,372	$52,586	$52,230	$54,648	$56,267	-0.4%	-6.9%
Interest on securities	1,684	1,972	3,225	3,655	3,665	-14.6%	-54.0%
Dividends on FHLB stock	206	204	203	289	289	1.1%	-28.7%
Interest on deposits in other banks	97	84	78	333	478	16.4%	-79.6%
Total interest and dividend income	$54,359	$54,846	$55,736	$58,925	$60,699	-0.9%	-10.4%

Interest on deposits	5,331	7,032	8,889	12,742	14,699	-24.2%	-63.7%
Interest on borrowings	528	582	760	496	325	-9.4%	62.3%
Interest on subordinated debentures	1,623	1,627	1,645	1,712	1,739	-0.2%	-6.7%
Total interest expense	7,482	9,240	11,295	14,950	16,763	-19.0%	-55.4%
Net interest income	$46,877	$45,606	$44,441	$43,975	$43,936	2.8%	6.7%

(1) Includes loans held for sale.

Net interest margin was 3.13% for the fourth quarter of 2020, unchanged from the prior quarter, as a 14 basis point decline in the yield on earning assets was offset by a 23 basis point decline in the cost of interest-bearing deposits. For the full year, net interest margin was 3.19% for 2020 compared with 3.37% for 2019.

The yield on average earning assets was 3.63% for the fourth quarter of 2020 compared with 3.77% for the third quarter of 2020. The 14 basis point decline was primarily due to a reduction in yields on securities and loans receivable. Full year yields decreased 78 basis points to 3.95% for 2020 from 4.73% for 2019.

The cost of interest-bearing liabilities was 0.83% for the fourth quarter of 2020 compared with 1.05% for the third quarter of 2020. The 23 basis point decline in the cost of interest-bearing deposits drove the lower cost of interest-bearing liabilities. For 2020, the cost of interest-bearing liabilities was 1.20% compared with 1.99% for the full year 2019, reflecting the current lower interest rate environment.

	For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30	Mar 31,	Dec 31,	Q4-20	Q4-20
Average Earning Assets and Interest-bearing Liabilities	2020	2020	2020	2020	2019	vs. Q3-20	vs. Q4-19
Loans receivable (1)	$4,803,238	$4,734,511	$4,680,048	$4,518,395	$4,487,998	1.5%	7.0%
Securities	743,636	696,285	589,932	623,711	624,861	6.8%	19.0%
FHLB stock	16,385	16,385	16,385	16,385	16,385	0.0%	0.0%
Interest-bearing deposits in other banks	392,949	340,486	386,956	104,513	114,462	15.4%	243.3%
Average interest-earning assets	$5,956,208	$5,787,667	$5,673,321	$5,263,004	$5,243,706	2.9%	13.6%

Demand: interest-bearing	$101,758	$99,161	$92,676	$82,934	$82,604	2.6%	23.2%
Money market and savings	1,895,830	1,771,615	1,677,081	1,687,013	1,640,162	7.0%	15.6%
Time deposits	1,315,227	1,357,167	1,458,351	1,522,745	1,605,276	-3.1%	-18.1%
Average interest-bearing deposits	3,312,815	3,227,943	3,228,108	3,292,692	3,328,042	2.6%	-0.5%
Borrowings	150,000	163,364	342,437	130,659	75,500	-8.2%	98.7%
Subordinated debentures	118,888	118,733	118,583	118,444	118,297	0.1%	0.5%
Average interest-bearing liabilities	$3,581,703	$3,510,040	$3,689,128	$3,541,795	$3,521,839	2.0%	1.7%

Average Noninterest Bearing Deposits
Demand deposits - noninterest bearing	$1,935,564	$1,859,832	$1,589,668	$1,333,697	$1,342,524	4.1%	44.2%

(1) Includes loans held for sale.

	For the Three Months Ended					Amount Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-20	Q4-20
Average Yields and Rates	2020	2020	2020	2020	2019	vs. Q3-20	vs. Q4-19
Loans receivable(1)	4.34%	4.42%	4.49%	4.86%	4.97%	-0.08	-0.63
Securities (2)	0.91%	1.13%	2.19%	2.34%	2.35%	-0.22	-1.44
FHLB stock	5.00%	4.95%	5.00%	7.10%	7.00%	0.05	-2.00
Interest-bearing deposits in other banks	0.10%	0.10%	0.08%	1.28%	1.66%	0.00	-1.56
Interest-earning assets	3.63%	3.77%	3.95%	4.50%	4.59%	-0.14	-0.96

Interest-bearing deposits	0.64%	0.87%	1.11%	1.56%	1.75%	-0.23	-1.11
Borrowings	1.40%	1.42%	0.89%	1.53%	1.71%	-0.02	-0.31
Subordinated debentures	5.46%	5.48%	5.55%	5.78%	5.88%	-0.02	-0.42
Interest-bearing liabilities	0.83%	1.05%	1.23%	1.70%	1.89%	-0.22	-1.06

Net interest margin (taxable equivalent basis)	3.13%	3.13%	3.15%	3.36%	3.32%	0.00	-0.19

Cost of deposits	0.40%	0.55%	0.74%	1.11%	1.25%	-0.15	-0.85

(1) Includes loans held for sale.
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

For the fourth quarter of 2020, credit loss expense was $5.1 million, comprised of a $5.7 million provision for loan losses, a $2.9 million negative provision for off-balance sheet items and a $2.3 million provision for losses on accrued interest receivable for modified loans. Credit loss expense for the third quarter of 2020 was $0.04 million, comprised of a provision for loan losses of $0.70 million and a negative provision for off-balance sheet items of $0.66 million. At December 31, 2020, accrued interest receivable on current and former modified loans was $9.2 million and the related allowance for possible losses was $1.7 million.

Credit loss expense for the full year 2020 was $45.5 million compared with $30.2 million for 2019. Credit loss expense for 2020 reflected the new accounting standard for determining the allowance for credit losses and included a $42.5 million provision for loan losses which primarily reflected the change to life of loan current expected credit losses and the impact of the pandemic, a $0.7 million provision for off-balance sheet items and a $2.3 million provision for losses on accrued interest receivable for loans currently or previously modified under the CARES Act. A year ago, under the former accounting standard for determining the allowance for loan losses, the provision for loan losses was $30.2 million, which primarily reflected specific allowance allocations related to a troubled loan relationship. The 2019 provision for off-balance sheet items, included in other operating expenses, was $1.0 million.

Fourth quarter noninterest income increased to $8.8 million from $7.1 million for the third quarter, primarily due to a $1.0 million litigation settlement from a failed acquisition and $1.0 million from the disposition of a previously acquired loan. This increase was partially offset by a $0.6 million decrease in gain on sale of SBA loans. Gains on sales of SBA loans were $1.8 million for the fourth quarter of 2020, down from $2.3 million for the preceding quarter reflecting lower sale volumes. The volume of SBA loans sold for the 2020 fourth quarter and third quarter were $21.6 million and $29.3 million, respectively while trade premiums were 10.09% and 9.53%, respectively.

Noninterest income was $43.1 million for the full year 2020 compared with $27.6 million for 2019 primarily due to $15.7 million in gains on sales of securities realized in the second quarter of 2020 as a result of repositioning the securities portfolio to capture the high-level of unrealized gains arising from the very low rate environment.

	For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-20	Q4-20
Noninterest Income	2020	2020	2020	2020	2019	vs. Q3-20	vs. Q4-19
Service charges on deposit accounts	$2,051	$2,002	$2,032	$2,400	$2,589	2.4%	-20.8%
Trade finance and other service charges and fees	1,113	972	961	986	1,267	14.5%	-12.1%
Servicing income	361	704	855	561	227	-48.7%	59.0%
Bank-owned life insurance income	271	289	276	277	281	-6.1%	-3.6%
All other operating income	1,879	806	1,095	845	846	133.2%	122.1%
Service charges, fees & other	5,675	4,773	5,219	5,069	5,210	18.9%	8.9%

Gain on sale of SBA loans	1,769	2,324	-	1,154	1,499	-23.9%	18.0%
Net gain on sales of securities	-	-	15,712	-	-	0.0%	0.0%
Gain on sale of bank premises	365	43	-	-	-	748.8%	0.0%
Legal settlement	1,000	-	-	-	-	0.0%	0.0%
Total noninterest income	$8,809	$7,140	$20,931	$6,223	$6,709	23.4%	31.3%

During the fourth quarter of 2020, noninterest expense increased 3.3% to $30.9 million from $29.9 million for the third quarter primarily due to the $0.5 million change in other real estate owned and repossessed personal property due to a $0.2 million net charge in the quarter compared with a $0.3 million net credit in the previous quarter. Primarily as a result of the increase in revenues (noninterest income and net interest income), partially offset by higher noninterest expense, the efficiency ratio improved to 55.53% in the fourth quarter from 56.73% in the prior quarter.

Noninterest expense for the year ended December 31, 2020 was $119.1 million, reflecting a decrease of $6.9 million from the year ended December 31, 2019 stemming primarily from the capitalization of $3.1 million in costs for PPP originations, a $1.6 million decrease in repossessed personal property expense and a $1.5 million decrease in impairments on bank premises. The efficiency ratio for full year 2020 was 53.15% (58.63% excluding securities gains and deferred PPP loan origination costs) compared to 61.89% for the prior year.

	For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-20	Q4-20
	2020	2020	2020	2020	2019	vs. Q3-20	vs. Q4-19
Noninterest Expense
Salaries and employee benefits	$17,344	$17,194	$14,701	$17,749	$17,752	0.9%	-2.3%
Occupancy and equipment	4,651	4,650	4,508	4,475	4,547	0.0%	2.3%
Data processing	2,989	2,761	2,804	2,669	2,122	8.2%	40.8%
Professional fees	1,846	1,794	1,545	1,915	2,601	2.9%	-29.0%
Supplies and communication	759	698	858	781	717	8.8%	5.9%
Advertising and promotion	888	594	456	734	1,165	49.5%	-23.8%
All other operating expenses	2,006	2,553	2,655	2,722	3,379	-21.4%	-40.6%
subtotal	30,483	30,244	27,527	31,045	32,283	0.8%	-5.6%

Other real estate owned expense (income)	310	(116)	(191)	2	40	-367.2%	675.0%
Repossessed personal property expense (income)	(71)	(204)	(198)	21	32	-65.2%	-321.9%
Impairment loss on bank premises	201	-	-	-	1,734	0.0%	-88.4%
Total noninterest expense	$30,923	$29,924	$27,138	$31,068	$34,089	3.3%	-9.3%

For the full years ended December 31, 2020 and 2019, the provision for income taxes was $17.3 million and $14.6 million, respectively, representing effective tax rates of 29.1% and 30.8%, respectively.

Financial Position
Total assets were $6.20 billion at December 31, 2020, a 1.6% increase from $6.11 billion at September 30, 2020.

Loans receivable, before the allowance for credit losses, were $4.88 billion at December 31, 2020, up 1.0% from $4.83 billion at September 30, 2020. Loans held for sale, representing the guaranteed portion of SBA 7(a) loans were $8.6 million at the end of the fourth quarter, compared with $12.8 million at the end of the third quarter.

	As of (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-20	Q4-20
	2020	2020	2020	2020	2019	vs. Q3-20	vs. Q4-19
Loan Portfolio
Commercial real estate loans	$3,353,818	$3,264,447	$3,266,242	$3,187,189	$3,226,478	2.7%	3.9%
Residential/consumer loans	345,831	370,883	366,190	391,206	415,698	-6.8%	-16.8%
Commercial and industrial loans	757,255	765,484	730,399	472,714	484,093	-1.1%	56.4%
Leases	423,264	433,323	462,811	492,527	483,879	-2.3%	-12.5%
Loans receivable	4,880,168	4,834,137	4,825,642	4,543,636	4,610,148	1.0%	5.9%
Loans held for sale	8,568	12,834	17,942	-	6,020	-33.2%	42.3%
Total	$4,888,736	$4,846,971	$4,843,584	$4,543,636	$4,616,168	0.9%	5.9%

For the fourth quarter of 2020, commercial real estate loans as a percentage of loans receivable decreased to 68.7% compared with 70.0% for the same period last year. Commercial and industrial loans, which included $295.7 million of SBA guaranteed PPP loans, reached 15.5% of the portfolio at year-end, up from 10.5% a year ago.

Hanmi generated solid loan production volume during the fourth quarter. New loan production totaled $327.8 million at an average rate of 4.11%, while the average rate of loans paid off during the same period was 4.44%.

	For the Three Months Ended (in thousands)
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2020	2020	2020	2020	2019
New Loan Production
Commercial real estate loans	$187,050	$99,618	$129,432	$109,433	$185,070
Commercial and industrial loans	71,412	78,594	61,114	18,237	95,349
SBA loans	27,516	31,335	328,274	23,422	33,649
Leases receivable	39,830	21,271	15,279	56,849	65,525
Residential/consumer loans	2,011	25,766	10	714	1,768
subtotal	327,819	256,584	534,109	208,655	381,361

Payoffs	(160,006)	(139,797)	(67,537)	(122,686)	(205,012)
Amortization	(78,632)	(66,907)	(90,678)	(95,414)	(77,580)
Loan sales	(21,580)	(36,068)	-	(18,352)	(26,087)
Net line utilization	(18,815)	(2,199)	(92,230)	(11,242)	(31,333)
Charge-offs & OREO	(2,755)	(3,118)	(1,658)	(27,473)	(1,038)

Loans receivable-beginning balance	4,834,137	4,825,642	4,543,636	4,610,148	4,569,837
Loans receivable-ending balance	$4,880,168	$4,834,137	$4,825,642	$4,543,636	$4,610,148

Deposits totaled $5.28 billion at the end of the fourth quarter, compared with $5.19 billion at the end of the preceding quarter. Growth in money market and savings deposits was partially offset by reductions in time deposits and noninterest-bearing demand deposits. At December 31, 2020, the loan-to-deposit ratio was 92.5% compared with 93.1% at the end of the previous quarter.

	As of (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-20	Q4-20
	2020	2020	2020	2020	2019	vs. Q3-20	vs. Q4-19
Deposit Portfolio
Demand: noninterest-bearing	$1,898,766	$1,961,006	$1,865,213	$1,366,270	$1,391,624	-3.2%	36.4%
Demand: interest-bearing	100,617	100,155	96,941	87,313	84,323	0.5%	19.3%
Money market and savings	1,991,926	1,794,627	1,812,612	1,648,022	1,667,096	11.0%	19.5%
Time deposits	1,283,699	1,338,504	1,435,015	1,480,463	1,555,919	-4.1%	-17.5%
Total deposits	$5,275,008	$5,194,292	$5,209,781	$4,582,068	$4,698,962	1.6%	12.3%

At December 31, 2020, stockholders’ equity was $577.0 million, compared with $563.2 million at September 30, 2020. Tangible common stockholders’ equity was $565.4 million, or 9.13% of tangible assets, at December 31, 2020 compared with $551.5 million, or 9.05% of tangible assets at the end of the third quarter. The ratio of tangible common equity to tangible assets excluding the $295.7 million of PPP loans was 9.59% at year-end. Tangible book value per share increased 2.6% to $18.41 at December 31, 2020 from $17.95 at the end of the prior quarter.

Hanmi continues to be well capitalized for regulatory purposes, with a preliminary Tier 1 risk-based capital ratio of 12.02% and a Total risk-based capital ratio of 15.29% at December 31, 2020, versus 11.85% and 15.16%, respectively, at the end of the third quarter.

	As of					Amount Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-20	Q4-20
	2020	2020	2020	2020	2019	vs. Q3-20	vs. Q4-19
Regulatory Capital ratios (1)
Hanmi Financial
Total risk-based capital	15.29%	15.16%	14.85%	14.77%	15.11%	0.13	0.18
Tier 1 risk-based capital	12.02%	11.85%	11.55%	11.52%	11.78%	0.17	0.24
Common equity tier 1 capital	11.60%	11.43%	11.12%	11.09%	11.36%	0.17	0.24
Tier 1 leverage capital ratio	9.53%	9.53%	9.69%	9.91%	10.15%	0.00	-0.62
Hanmi Bank
Total risk-based capital	14.94%	14.77%	14.41%	14.29%	14.64%	0.17	0.30
Tier 1 risk-based capital	13.69%	13.51%	13.15%	13.12%	13.39%	0.18	0.30
Common equity tier 1 capital	13.69%	13.51%	13.15%	13.12%	13.39%	0.18	0.30
Tier 1 leverage capital ratio	10.87%	10.88%	11.04%	11.35%	11.56%	-0.01	-0.69

(1) Preliminary ratios for December 31, 2020

Asset Quality
Loans and leases 30 to 89 days past due and still accruing were 0.19% of loans and leases at the end of the fourth quarter of 2020, compared with 0.20% at the end of the third quarter.

Special mention loans were $77.0 million at the end of the fourth quarter compared with $57.1 million at September 30, 2020. The quarter over quarter change reflects additions of $37.5 million and reductions or downgrades of $17.6 million. The December 31, 2020 balance of special mention loans included $49.1 million of loans adversely affected by the pandemic.

Classified loans were $140.2 million at December 31, 2020 compared with $106.2 million at the end of the third quarter. The quarter-over-quarter change reflects additions or downgrades of $45.4 million and reductions of $11.4 million. At December 31, 2020 classified loans included $54.0 million of loans adversely affected by the COVID-19 pandemic.

Nonperforming loans and leases were $83.0 million at the end of the fourth quarter of 2020, or 1.70% of loans and leases, compared with $64.3 million at the end of the third quarter, or 1.33% of the portfolio. The quarter-over-quarter change reflects additions or downgrades of $22.3 million and payoffs of $3.6 million. At December 31, 2020 nonperforming loans and leases included $33.0 million of loans and leases adversely affected by the COVID-19 pandemic.

Nonperforming assets were $85.4 million at the end of the fourth quarter of 2020, or 1.38% of total assets, compared with $65.4 million, or 1.07% of assets, at the end of the prior quarter.

Loans and leases modified under the CARES Act declined 73% to $155.6 million at December 31, 2020 from $578.6 million at September 30, 2020. Approximately 13.6%, or $21.1 million, of modified loans and leases are currently under deferred payment arrangements, with the remainder making payments that are less than the contractually required amount. Of the modified loan and lease portfolio, 20.1% were special mention and 15.7% were classified. In addition, 4.6% were on nonaccrual status at December 31, 2020.

Gross charge-offs for the fourth quarter of 2020 were $2.8 million compared with $2.2 million for the preceding quarter. Recoveries of previously charged-off loans for the fourth quarter of 2020 were $0.8 million compared with $1.7 million for the preceding quarter. As a result, there were net charge-offs of $1.9 million for the fourth quarter of 2020, compared with net charge-offs of $0.4 million for the preceding quarter. For the fourth quarter of 2020, net charge-offs represented an annualized 0.16% of average loans compared with 0.03% of average loans for the third quarter.

The allowance for credit losses was $90.4 million as of December 31, 2020 generating an allowance for credit losses to loans of 1.85% (1.97% excluding the PPP loans) compared with 1.79% (1.91% excluding the PPP loans) at the end of the prior quarter. The increase primarily reflected an increase in specific allowances for individually impaired loans resulting from the COVID-19 pandemic. Although macroeconomic assumptions continue to improve, the risk factors associated with the impact of the COVID-19 pandemic on the Bank’s loan portfolio continue to be considered in establishing the allowance for credit losses.

	As of or for the Three Months Ended (in thousands)					Amount Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-20	Q4-20
	2020	2020	2020	2020	2019	vs. Q3-20	vs. Q4-19
Asset Quality Data and Ratios

Delinquent loans:
Loans, 30 to 89 days past due and still accruing	$9,473	$9,428	$9,984	$10,001	$10,251	$45	$(778)
Delinquent loans to total loans	0.19%	0.20%	0.21%	0.22%	0.22%	-0.01	-0.03

Criticized loans:
Special mention	$76,978	$57,105	$21,134	$20,945	$26,632	$19,873	$50,346
Classified	140,168	106,211	93,922	88,225	94,025	33,957	46,143
Total criticized loans	$217,146	$163,316	$115,056	$109,170	$120,657	$53,830	$96,489

Nonperforming assets:
Nonaccrual loans	$83,032	$64,333	$58,264	$46,383	$63,761	$18,699	$19,271
Loans 90 days or more past due and still accruing	-	-	-	5,843	-	-	-
Nonperforming loans	83,032	64,333	58,264	52,226	63,761	18,699	19,271
Other real estate owned, net	2,360	1,052	148	63	63	1,308	2,297
Nonperforming assets	$85,392	$65,385	$58,412	$52,289	$63,824	$20,007	$21,568

Nonperforming loans to total loans	1.70%	1.33%	1.21%	1.15%	1.38%
Nonperforming assets to assets	1.38%	1.07%	0.94%	0.93%	1.15%

Allowance for credit losses:
Balance at beginning of period	$86,620	$86,330	$66,500	$61,408	$50,712
Impact of CECL adoption	-	-	-	17,433	-
Credit loss expense on loans	5,731	696	21,131	14,916	10,751
Net loan (charge-offs) recoveries	(1,925)	(406)	(1,301)	(27,257)	(55)
Balance at end of period	$90,426	$86,620	$86,330	$66,500	$61,408

Net loan charge-offs to average loans (1)	0.16%	0.03%	0.11%	2.41%	0.00%
Allowance for credit losses to loans	1.85%	1.79%	1.79%	1.46%	1.33%

Allowance for credit losses related to off-balance sheet items:
Balance at beginning of period	$5,689	$6,347	$2,885	$2,397	$1,542
Impact of CECL adoption	-	-	-	(335)	-
Credit loss expense on off-balance sheet items	(2,898)	(658)	3,462	823	855
Balance at end of period	$2,791	$5,689	$6,347	$2,885	$2,397

Allowance for Losses on Accrued Interest Receivable:
Balance at beginning of period	$-	$-	$-	$-	$-
Interest reversal for loans placed on nonaccrual	(584)	-	-	-	-
Credit loss expense on interest accrued on CARES Act modifications	2,250	-	-	-	-
Balance at end of period	$1,666	$-	$-	$-	$-

Commitments to extend credit	$453,899	$444,782	$486,852	$375,233	$371,287

(1) Annualized

Corporate Developments
On November 5, 2020 Hanmi’s Board of Directors declared a cash dividend on its common stock for the 2020 fourth quarter of $0.08 per share. The dividend was paid on November 30, 2020 to stockholders of record as of the close of business on November 16, 2020.

Conference Call
Management will host a conference call today, January 26, 2021 at 2:00 p.m. PT (5:00 p.m. ET) to discuss these results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective stockholders are invited to access the live call by dialing 1-877- 407-9039 before 2:00 p.m. PT, using access code HANMI. To listen to the call online, either live or archived, visit the Investor Relations page of Hanmi’s website at www.hanmi.com.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 35 full-service branches and 9 loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital and strategic plans, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that our forward-looking statements to be reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statements. These factors include the following:

  a failure to maintain adequate levels of capital and liquidity to support our operations;
  the effect of potential future supervisory action against us or Hanmi Bank;
  our ability to remediate any material weakness in our internal controls over financial reporting;
  general economic and business conditions internationally, nationally and in those areas in which we operate;
  volatility and deterioration in the credit and equity markets;
  changes in consumer spending, borrowing and savings habits;
  availability of capital from private and government sources;
  demographic changes;
  competition for loans and deposits and failure to attract or retain loans and deposits;
  fluctuations in interest rates and a decline in the level of our interest rate spread;
  risks of natural disasters;
  a failure in or breach of our operational or security systems or infrastructure, including cyberattacks;
  the failure to maintain current technologies;
  our inability to successfully implement future information technology enhancements;
  difficult business and economic conditions that can adversely affect our industry and business, including competition and lack of soundness of other financial institutions, fraudulent activity and negative publicity;
  risks associated with Small Business Administration loans;
  failure to attract or retain key employees;
  our ability to access cost-effective funding;
  fluctuations in real estate values;
  changes in accounting policies and practices;
  the imposition of tariffs or other domestic or international governmental policies impacting the value of the products of our borrowers;
  changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums;
  the ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests;
  the adequacy of our allowance for credit losses;
  our credit quality and the effect of credit quality on our provision for loan losses and allowance for credit losses;
  changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements;
  our ability to control expenses;
  changes in securities markets; and
  risks as it relates to cyber security against our information technology and those of our third-party providers and vendors.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and whether the gradual reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

  demand for our products and services may decline;
  if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase;
  collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
  our allowance for credit losses may have to be increased if borrowers experience financial difficulties;
  a worsening of business and economic conditions or in the financial markets could result in an impairment of certain intangible assets, such as goodwill or our servicing assets;
  the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
  as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may continue to decline to a greater extent than the decline in our cost of interest-bearing liabilities;
  a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend;
  litigation, regulatory enforcement risk and reputation risk regarding our participation in the Paycheck Protection Program and the risk that the Small Business Administration may not fund some or all PPP loan guaranties;
  our cyber security risks are increased as the result of an increase in the number of employees working remotely;
  FDIC premiums may increase if the agency experiences additional resolution costs; and
  the unanticipated loss or unavailability of key employees due to the outbreak, which could harm our ability to operate our business or execute our business strategy, especially as we may not be successful in finding and integrating suitable replacements.

In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Lasse Glassen
Investor Relations / Addo Investor Relations
310-829-5400

Hanmi Financial Corporation and Subsidiaries Consolidated Balance Sheets (Unaudited) (In thousands)

	December 31,	September 30,	Percentage	December 31,	Percentage
	2020	2020	Change	2019	Change
Assets
Cash and due from banks	$391,849	$359,755	8.9%	$121,678	222.0%
Securities available for sale, at fair value	753,781	723,601	4.2%	634,477	18.8%
Loans held for sale, at the lower of cost or fair value	8,568	12,834	-33.2%	6,020	42.3%
Loans receivable, net of allowance for credit losses	4,789,742	4,747,517	0.9%	4,548,739	5.3%
Accrued interest receivable	16,363	21,417	-23.6%	11,742	39.4%
Premises and equipment, net	26,431	27,956	-5.5%	26,070	1.4%
Customers' liability on acceptances	1,319	208	535.2%	66	1899.2%
Servicing assets	6,212	6,348	-2.1%	6,956	-10.7%
Goodwill and other intangible assets, net	11,612	11,677	-0.6%	11,873	-2.2%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Bank-owned life insurance	53,894	53,623	0.5%	52,782	2.1%
Prepaid expenses and other assets	125,732	125,461	0.2%	101,396	24.0%
Total assets	$6,201,888	$6,106,782	1.6%	$5,538,184	12.0%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,898,766	$1,961,006	-3.2%	$1,391,624	36.4%
Interest-bearing	3,376,242	3,233,286	4.4%	3,307,338	2.1%
Total deposits	5,275,008	5,194,292	1.6%	4,698,962	12.3%
Accrued interest payable	4,564	5,427	-15.9%	11,215	-59.3%
Bank's liability on acceptances	1,319	208	535.2%	66	1899.2%
Borrowings	150,000	150,000	0.0%	90,000	66.7%
Subordinated debentures	118,972	118,821	0.1%	118,377	0.5%
Accrued expenses and other liabilities	74,981	74,831	0.2%	56,297	33.2%
Total liabilities	5,624,844	5,543,579	1.5%	4,974,917	13.1%

Stockholders' equity:
Common stock	33	33	0.0%	33	0.0%
Additional paid-in capital	578,360	577,727	0.1%	575,816	0.4%
Accumulated other comprehensive income	3,076	1,721	78.7%	3,382	-9.0%
Retained earnings	114,621	102,751	11.6%	100,551	14.0%
Less treasury stock	(119,046)	(119,029)	0.0%	(116,515)	-2.2%
Total stockholders' equity	577,044	563,203	2.5%	563,267	2.4%
Total liabilities and stockholders' equity	$6,201,888	$6,106,782	1.6%	$5,538,184	12.0%

Hanmi Financial Corporation and Subsidiaries Consolidated Statements of Income (Unaudited) (In thousands, except share and per share data)

	Three Months Ended
	December 31,	September 30,	Percentage	December 31,	Percentage
	2020	2020	Change	2019	Change
Interest and dividend income:
Interest and fees on loans receivable	$52,372	$52,586	-0.4%	$56,267	-6.9%
Interest on securities	1,684	1,972	-14.6%	3,665	-54.0%
Dividends on FHLB stock	206	204	1.1%	289	-28.7%
Interest on deposits in other banks	97	84	16.4%	478	-79.6%
Total interest and dividend income	54,359	54,846	-0.9%	60,699	-10.4%
Interest expense:
Interest on deposits	5,331	7,032	-24.2%	14,699	-63.7%
Interest on borrowings	528	582	-9.4%	325	62.3%
Interest on subordinated debentures	1,623	1,627	-0.2%	1,739	-6.7%
Total interest expense	7,482	9,241	-19.0%	16,763	-55.4%
Net interest income before credit loss expense	46,877	45,605	2.8%	43,936	6.7%
Credit loss expense	5,083	38	0.0%	10,752	-52.7%
Net interest income after credit loss expense	41,794	45,567	-8.3%	33,184	25.9%
Noninterest income:
Service charges on deposit accounts	2,051	2,002	2.4%	2,589	-20.8%
Trade finance and other service charges and fees	1,113	972	14.5%	1,267	-12.1%
Gain on sale of Small Business Administration ("SBA") loans	1,769	2,324	-23.9%	1,499	18.0%
Net gain on sales of securities	-	-	-	-	-
Other operating income	3,876	1,842	110.4%	1,354	186.3%
Total noninterest income	8,809	7,140	23.4%	6,709	31.3%
Noninterest expense:
Salaries and employee benefits	17,344	17,194	0.9%	17,752	-2.3%
Occupancy and equipment	4,651	4,650	0.0%	4,547	2.3%
Data processing	2,989	2,761	8.2%	2,122	40.8%
Professional fees	1,846	1,794	2.9%	2,601	-29.0%
Supplies and communications	759	698	8.8%	717	5.9%
Advertising and promotion	888	594	49.4%	1,165	-23.8%
Other operating expenses	2,446	2,233	9.5%	5,185	-52.8%
Total noninterest expense	30,923	29,924	3.3%	34,089	-9.3%
Income before tax	19,680	22,783	-13.6%	5,804	239.1%
Income tax expense	5,354	6,439	-16.9%	2,720	96.8%
Net income	$14,326	$16,344	-12.3%	$3,084	364.5%

Basic earnings per share:	$0.47	$0.53		$0.10
Diluted earnings per share:	$0.47	$0.53		$0.10

Weighted-average shares outstanding:
Basic	30,466,723	30,464,263		30,692,487
Diluted	30,466,723	30,464,263		30,723,958
Common shares outstanding	30,717,835	30,719,591		30,799,624

Hanmi Financial Corporation and Subsidiaries Consolidated Statements of Income (Unaudited) (In thousands, except share and per share data)

	Twelve Months Ended
	December 31,	December 31,	Percentage
	2020	2019	Change
Interest and dividend income:
Interest and fees on loans receivable	$211,836	$229,402	-7.7%
Interest on securities	10,536	14,661	-28.1%
Dividends on FHLB stock	902	1,147	-21.3%
Interest on deposits in other banks	592	1,562	-62.1%
Total interest and dividend income	223,866	246,772	-9.3%
Interest expense:
Interest on deposits	33,994	63,105	-46.1%
Interest on borrowings	2,367	763	210.2%
Interest on subordinated debentures	6,607	7,032	-6.0%
Total interest expense	42,968	70,900	-39.4%
Net interest income before credit loss expense	180,898	175,872	2.9%
Credit loss expense	45,454	30,170	50.7%
Net interest income after credit loss expense	135,444	145,702	-7.0%
Noninterest income:
Service charges on deposit accounts	8,485	9,951	-14.7%
Trade finance and other service charges and fees	4,033	4,786	-15.7%
Gain on sale of Small Business Administration ("SBA") loans	5,247	5,251	-0.1%
Net gain on sales of securities	15,712	1,295	1113.3%
Other operating income	9,627	6,269	53.6%
Total noninterest income	43,104	27,552	56.4%
Noninterest expense:
Salaries and employee benefits	66,988	67,900	-1.3%
Occupancy and equipment	18,283	17,064	7.1%
Data processing	11,222	8,755	28.2%
Professional fees	6,771	9,060	-25.3%
Supplies and communications	3,096	2,936	5.4%
Advertising and promotion	2,671	3,797	-29.7%
Other operating expenses	10,022	16,394	-38.9%
Total noninterest expense	119,053	125,906	-5.4%
Income before tax	59,495	47,348	25.7%
Income tax expense	17,299	14,560	18.8%
Net income	$42,196	$32,788	28.7%

Basic earnings per share:	$1.38	$1.06
Diluted earnings per share:	$1.38	$1.06

Weighted-average shares outstanding:
Basic	30,280,415	30,725,376
Diluted	30,280,415	30,760,422
Common shares outstanding	30,717,835	30,799,624

Hanmi Financial Corporation and Subsidiaries Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited) (In thousands, except ratios)

	Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans receivable (1)	$4,803,238	$52,372	4.34%	$4,734,511	$52,586	4.42%	$4,487,998	$56,267	4.97%
Securities	743,636	1,684	0.91%	696,285	1,972	1.13%	624,861	3,665	2.35%
FHLB stock	16,385	206	5.00%	16,385	204	4.95%	16,385	289	7.00%
Interest-bearing deposits in other banks	392,949	97	0.10%	340,486	84	0.10%	114,462	478	1.66%
Total interest-earning assets	5,956,208	54,359	3.63%	5,787,667	54,846	3.77%	5,243,706	60,699	4.59%

Noninterest-earning assets:
Cash and due from banks	58,541			64,814			104,591
Allowance for credit losses	(86,160)			(86,615)			(50,978)
Other assets	241,405			245,589			210,004

Total assets	$6,169,994			$6,011,455			$5,507,323

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$101,758	$14	0.05%	$99,161	$17	0.07%	$82,604	$24	0.11%
Money market and savings	1,895,830	1,737	0.36%	1,771,615	2,192	0.49%	1,640,162	5,616	1.36%
Time deposits	1,315,227	3,581	1.08%	1,357,167	4,823	1.41%	1,605,276	9,059	2.24%
Total interest-bearing deposits	3,312,815	5,332	0.64%	3,227,943	7,032	0.87%	3,328,042	14,699	1.75%
Borrowings	150,000	529	1.40%	163,364	582	1.42%	75,500	325	1.71%
Subordinated debentures	118,888	1,623	5.46%	118,733	1,627	5.48%	118,297	1,739	5.88%
Total interest-bearing liabilities	3,581,703	7,484	0.83%	3,510,040	9,241	1.05%	3,521,839	16,763	1.89%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,935,564			1,859,832			1,342,524
Other liabilities	83,414			87,811			74,862
Stockholders' equity	569,313			553,772			568,098

Total liabilities and stockholders' equity	$6,169,994			$6,011,455			$5,507,323

Net interest income (tax equivalent basis)		$46,875			$45,605			$43,936

Cost of deposits			0.40%			0.55%			1.25%
Net interest spread (taxable equivalent basis)			2.80%			2.72%			2.70%
Net interest margin (taxable equivalent basis)			3.13%			3.13%			3.32%

(1) Includes average loans held for sale

Hanmi Financial Corporation and Subsidiaries Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited) (In thousands, except ratios)

	Twelve Months Ended
	December 31, 2020			December 31, 2019
		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans receivable (1)	$4,684,512	$211,836	4.52%	$4,507,975	$229,402	5.09%
Securities (2)	663,700	10,537	1.59%	618,610	14,806	2.39%
FHLB stock	16,385	902	5.51%	16,385	1,147	7.00%
Interest-bearing deposits in other banks	306,668	592	0.19%	73,906	1,562	2.11%
Total interest-earning assets	5,671,265	223,867	3.95%	5,216,876	246,917	4.73%

Noninterest-earning assets:
Cash and due from banks	72,557			103,475
Allowance for credit losses	(75,250)			(41,933)
Other assets	228,131			197,517

Total assets	$5,896,703			$5,475,935

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$94,167	$70	0.07%	$83,613	$116	0.14%
Money market and savings	1,758,300	11,016	0.63%	1,566,403	23,556	1.50%
Time deposits	1,412,951	22,908	1.62%	1,752,642	39,433	2.25%
Total interest-bearing deposits	3,265,418	33,994	1.04%	3,402,658	63,105	1.85%
Borrowings	196,397	2,367	1.21%	40,374	763	1.89%
Subordinated debentures	118,663	6,607	5.57%	118,079	7,032	5.96%
Total interest-bearing liabilities	3,580,478	42,968	1.20%	3,561,111	70,900	1.99%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,680,882			1,288,301
Other liabilities	77,478			61,209
Stockholders' equity	557,865			565,314

Total liabilities and stockholders' equity	$5,896,703			$5,475,935

Net interest income (tax equivalent basis)		$180,899			$176,017

Cost of deposits			0.69%			1.35%
Net interest spread (taxable equivalent basis)			2.75%			2.74%
Net interest margin (taxable equivalent basis)			3.19%			3.37%

(1) Includes average loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible common equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited) (In thousands, except share, per share data and ratios)

Hanmi Financial Corporation	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
Assets	$6,201,888	$6,106,782	$6,218,163	$5,617,690	$5,538,184
Less goodwill and other intangible assets	(11,612)	(11,677)	(11,742)	(11,808)	(11,873)
Tangible assets	$6,190,276	$6,095,105	$6,206,421	$5,605,882	$5,526,311

Stockholders' equity (1)	$577,044	$563,203	$547,436	$552,958	$563,267
Less goodwill and other intangible assets	(11,612)	(11,677)	(11,742)	(11,808)	(11,873)
Tangible stockholders' equity (1)	$565,432	$551,526	$535,694	$541,150	$551,394

Stockholders' equity to assets	9.30%	9.22%	8.80%	9.84%	10.17%
Tangible common equity to tangible assets (1)	9.13%	9.05%	8.63%	9.65%	9.98%

Common shares outstanding	30,717,835	30,719,591	30,657,629	30,622,741	30,799,624
Tangible common equity per common share	$18.41	$17.95	$17.47	$17.67	$17.90

(1) There were no preferred shares outstanding at the periods indicated.

Paycheck Protection Program

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was adopted, which included authorization for the U.S. Small Business Administration (the “SBA”) to introduce a new program, entitled the “Paycheck Protection Program,” which provides loans for eligible businesses through the SBA’s 7(a) loan guaranty program. These loans are fully guaranteed and available for loan forgiveness of up to the full principal amount so long as certain employee and compensation levels of the business are maintained and the proceeds of the loan are used as required under the program. The Paycheck Protection Program (“PPP”) and loan forgiveness are intended to provide economic relief to small businesses nationwide adversely impacted under the COVID-19 pandemic.

Hanmi participated in this program and the financial information for the 2020 fourth quarter reflects this participation. This table below shows financial information excluding the effect of the origination of the PPP loans, including the corresponding interest income earned on such loans, which constitutes a non-GAAP measure. Management believes the presentation of certain financial measures excluding the effect of PPP loans provides useful supplemental information that is essential to a proper understanding of the financial condition and results of operations of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial measures that may be used by other companies.

PPP Non-GAAP Financial Data (Unaudited) (In thousands, except ratios)

	As of December 31, 2020	As of September 30, 2020

Tangible assets	6,190,276	6,095,105
Less PPP loans	(295,702)	(302,929)
Tangible assets adjusted for PPP loans	$5,894,574	$5,792,176

Tangible stockholders' equity	565,432	551,526

Tangible common equity to tangible assets (1)	9.13%	9.05%
Tangible common equity to tangible assets adjusted for PPP loans (1)	9.59%	9.52%

(1) There were no preferred shares outstanding at December 31, or September 30, 2020

Allowance for credit losses	90,426	86,620

Loans receivable	4,880,168	4,834,137
Less PPP loans	(295,702)	(302,929)
Loans receivable adjusted for PPP loans	$4,584,466	$4,531,208

Allowance for credit losses to loans receivable	1.85%	1.79%
Allowance for credit losses to loans receivable adjusted for PPP loans	1.97%	1.91%

	For the Twelve Months Ended December 31, 2020	For the Three Months Ended December 31, 2020
Net interest income	$180,898	$46,877
Less PPP loan interest income	(4,593)	(1,751)
Net interest income adjusted for PPP loans	$176,305	$45,126

Average interest-earning assets	5,671,265	5,956,208
Less average PPP loans	(217,999)	(304,017)
Average interest-earning assets adjusted for PPP loans	$5,453,266	$5,652,191

Net interest margin (1)	3.19%	3.13%
Net interest margin adjusted for PPP loans (1)	3.23%	3.18%

(1) net interest income (as applicable) divided by average interest-earning assets (as applicable), annualized

Noninterest expense	119,053	30,923
Less PPP deferred origination costs	3,064	-
Noninterest expense adjusted for PPP loans	$122,117	$30,923

Net interest income plus noninterest income	$224,002	$55,686
Less net gain on sales of securities	(15,712)	-
Net interest income plus noninterest income adjusted for net securities gains	$208,290	$55,686

Efficiency ratio (1)	53.15%	55.53%
Efficiency ratio adjusted for PPP loans and securities gains (1)	58.63%	55.53%

(1) noninterest expense (as applicable) divided by the sum of net interest income and noninterest income (as applicable)